Exhibit 11(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use, in the Offering Statement on Form 1-A of The Chosen, LLC and the Offering Circular constituting a part thereof, of our report dated June 12, 2020 on our audit of the consolidated balance sheets of The Chosen, LLC and subsidiary, as of December 31, 2019 and 2018 and the related consolidated statements of operations and members’ equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

/s/ TANNER LLC

Salt Lake City, Utah
September 2, 2020